UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2025

Acurx Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40536	82-3733567
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

259 Liberty Avenue, Staten Island, NY 10305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (917) 533-1469

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ACXP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 17, 2025, Acurx Pharmaceuticals, Inc. (the “Company”), entered into a warrant inducement agreement (the “Letter Agreement”) with a certain holder (the “Holder”) of existing (i) series A warrants to purchase 1,230,769 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) series B warrants to purchase 548,000 shares of Common Stock, (iii) series C warrants to purchase 1,333,333 shares of Common Stock, and (iv) series D warrants to purchase 1,333,333 shares of Common Stock (together, the “Existing Warrants”). Pursuant to the Letter Agreement, the Holder exercised for cash its Existing Warrants to purchase an aggregate of 4,445,435 shares of Common Stock, at a reduced exercised price of $0.60 per share, in consideration for the Company’s agreement to issue (i) new series G-1 warrants (the “New G-1 Warrants”) to purchase up to an aggregate of 6,223,609 shares of Common Stock (the “New G-1 Warrant Shares”) and (ii) new series G-2 warrants (the “New G-2 Warrants” and, together with the New G-1 Warrants, the “New Warrants”) to purchase up to an aggregate of 2,667,261 shares of Common Stock (the “New G-2 Warrant Shares” and, together with the New G-1 Warrant Shares, the “New Warrant Shares”), each at an exercise price of $0.425 per share.

Pursuant to the engagement letter entered into with H.C. Wainwright & Co., LLC (“Wainwright”) in connection with prior financings by the Company and as previously disclosed in the Company’s prior filings with the U.S. Securities and Exchange Commission (the “SEC”), the Company will pay a fee to Wainwright equal to 7.0% of the gross proceeds from the transactions contemplated by the Letter Agreement and will issue to Wainwright and its designees warrants (“Wainwright Warrants”) to purchase up to an aggregate of 266,726 shares of Common Stock, which will have the same terms as the New Warrants, except that they have an exercise price of $0.75 per share.

The Company expects to receive net proceeds of approximately $2.3 million from the exercise of the Existing Warrants by the Holder, after deducting offering fees and other expenses payable by the Company in connection with the transaction.

The Company expects to use the net proceeds of these transactions for general corporate and working capital purposes. The closing of the transactions contemplated by the Letter Agreement is expected to occur on or about June 20, 2025 (the “Closing Date”), subject to satisfaction of customary closing conditions.

The resale of the shares of the Common Stock issuable upon exercise of the Existing Warrants are registered pursuant to existing registration statements on Form S-1 (File Nos. 333-267412 and 333-273015), declared effective by the SEC on September 22, 2022 and July 10, 2023, respectively.

Pursuant to the terms of the Letter Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Letter Agreement) during the 45-day period following the date of the Letter Agreement. Additionally, the Company agreed not to enter into a variable rate transaction for a period of 90 days following the date of the Letter Agreement, provided, however, that the Company may issue securities pursuant to that certain Purchase Agreement, dated as of May 8, 2025, by and between the Company and Lincoln Park Capital Fund, LLC. The Company also agreed to file a registration statement on Form S-3 (or other appropriate form, including on Form S-1, if the Company is not then S-3 eligible) covering the resale of the New Warrant Shares issuable upon the exercise of the New Warrants (the “Resale Registration Statement”), within 30 days of the date of the Letter Agreement, and to use commercially reasonable efforts to have such Resale Registration Statement declared effective by the SEC within 60 days following the date of the Letter Agreement.

Terms of the New Warrants

The following summary of certain terms and provisions of the New Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of the New Warrants, the forms of which are filed as Exhibits 4.1 and 4.2 to this Current Report on Form 8-K and is incorporated herein by reference. The following description of the New Warrants is qualified in its entirety by reference to such exhibits.

Duration and Exercise Price

The New Warrants will have an exercise price equal to $0.425 per share. The New G-1 Warrants will be exercisable upon issuance until the five-year anniversary of the date of issuance. The New G-2 Warrants will be exercisable at any time on or after the Stockholder Approval Date (as defined in the New G-2 Warrants), and have a term of exercise of five (5) years from the Stockholder Approval Date. The exercise price and number of New Warrant Shares issuable upon exercise of the New Warrants is subject to appropriate adjustment in the event of stock dividends, stock splits, subsequent rights offerings, pro rata distributions, reorganizations, or similar events affecting the Common Stock and the exercise price.

Exercisability

The New Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to the Company a duly executed exercise notice accompanied by payment in full for the number of shares of the Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of such holder’s New Warrants to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon prior notice from the holder to the Company, the holder may increase or decrease the amount of ownership of outstanding stock after exercising the holder’s New Warrants up to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the New Warrants, provided that any increase will not be effective until 61 days following notice to the Company.

Cashless Exercise

If, at the time a holder exercises its New Warrants, a registration statement registering the resale of the New Warrant Shares by the holder under the Securities Act of 1933, as amended (the “Securities Act”) is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part), the net number of shares of Common Stock determined according to a formula set forth in the New Warrants.

Trading Market

There is no established trading market for the New Warrants, and the Company does not expect an active trading market to develop. The Company does not intend to apply to list the New Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the New Warrants will be extremely limited.

Rights as a Stockholder

Except as otherwise provided in the New Warrants or by virtue of the holder’s ownership of shares of the Common Stock, such holder of New Warrants does not have the rights or privileges of a holder of the Common Stock, including any voting rights, until such holder exercises such holder’s New Warrants. The New Warrants will provide that the holders of the New Warrants have the right to participate in distributions or dividends paid on shares of the Common Stock.

Fundamental Transactions

If at any time the New Warrants are outstanding, the Company, either directly or indirectly, in one or more related transactions effect a Fundamental Transaction (as defined in the New Warrants), a holder of New Warrants will be entitled to receive, the number of shares of common stock of the successor or acquiring corporation or of the Company, if the Company is the surviving corporation, and any additional consideration receivable as a result of the Fundamental Transaction by such holder of the number of shares of common stock for which the New Warrants are exercisable immediately prior to the Fundamental Transaction.

Waivers and Amendments

The New Warrants may be modified or amended or the provisions of the New Warrants waived with the Company’s and the holder’s written consent.

The forms of New G-1 Warrant, New G-2 Warrant, Wainwright Warrant and Letter Agreement are attached as Exhibits 4.1, 4.2, 4.3 and 10.1, respectively. The description of the terms of the New Warrants, Wainwright Warrants and Letter Agreement are not intended to be complete and are qualified in its entirety by reference to such exhibits. The Letter Agreement contains customary representations, warranties and covenants by the Company which were made only for the purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Item 3.02 Unregistered Sales of Equity Securities.

The Company issued the New Warrants and the Wainwright Warrants pursuant to the exemption from the registration requirements of the Securities Act available under Section 4(a)(2). Neither the issuance of the New Warrants, the Wainwright Warrants, the New Warrant Shares nor the share underlying the Wainwright Warrants have been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. The description of the New Warrants and Wainwright Warrants under Item 1.01 of this Form 8-K is incorporated by reference herein.

Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy securities of the Company.

Item 8.01. Other Events.

 On June 18, 2025, the Company issued a press release announcing the transactions contemplated by the Letter Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of New G-1 Warrant
4.2	Form of New G-2 Warrant
4.3	Form of Wainwright Warrant
10.1	Form of Letter Agreement
99.1	Press Release of the Company, dated June 18, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Acurx Pharmaceuticals, Inc.
Date: June 20, 2025
	By:	/s/ David P. Luci
	Name:	David P. Luci
	Title:	President and Chief Executive Officer